Exhibit 99.1

Bay Banks of Virginia, Inc. Reports Third Quarter Earnings

KILMARNOCK, Va., Nov. 3, 2016 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported earnings of $854,000 for the quarter ended September 30, 2016 compared to earnings of $281,000 for the same quarter in 2015. Earnings for the nine months ended September 30, 2016 were $2.0 million compared to $956,000 for the same period in 2015.

"Earnings remain a top priority for 2016 and they have improved 105% so far this year over last year. We're also very proud of the success we've seen in our Richmond region, and Bank of Lancaster was recently voted #1 in the 'Best Bank' category of Richmond Times Dispatch's 'RTD THE BEST 2016' contest," said Randal R. Greene, President and Chief Executive Officer. He continued, "In order to provide improved customer service for our card holders, we began an affiliation with a third party provider of credit card services in July. This will reduce the Bank's exposure to credit card fraud and security breaches, and result in an anticipated annual earnings improvement of $150 thousand."

HIGHLIGHTS

  Earnings were $0.18 per share for the third quarter of 2016 compared to $0.12 per share for  the prior quarter and $0.06 per share for the third quarter of 2015.
  Annualized return on average assets was 0.72% for the third quarter of 2016 compared to 0.51% for the prior quarter and 0.26% for the third quarter of 2015.
  Total loans grew by $17.3 million, or 4.9%, during the third quarter of 2016.
  Total deposits declined by $1.1 million, or 0.3%, during the third quarter of 2016.
  Total assets remained stable at $468.3 million, during the third quarter of 2016.
  The third quarter's net interest margin was 3.40% compared to 3.37% for the prior quarter and 3.30% for the third quarter of 2015.
  As of the end of August, 2016, six full-time-equivalent positions were eliminated, which management expects will save $74,000 during the remainder of 2016 and has improved assets per employee to $4.4 million as of September 30, 2016.

THIRD QUARTER NET INCOME

  Net interest income increased by 4.4%, or $155,000, on a linked-quarter basis and increased by 13.6%, or $439,000, compared to the third quarter of 2015.
  Provision for loan losses increased by $76,000 on a linked-quarter basis, and by $175,000 compared to the third quarter of 2015, to $259,000.
  Noninterest income increased by 23.4%, or $254,000 on a linked-quarter basis, and 73.1%, or $565,000, compared to the third quarter of 2015.
  Noninterest expense decreased by 2.0%, or $71,000, on a linked-quarter basis, and decreased by 0.6%, or $20,000, compared to the third quarter of 2015.

The increase in net interest income for the third quarter of 2016 compared to the third quarter of 2015 was driven by an increase in interest income of $475,000 while interest expense increased by $36,000. The improved interest income was driven by growth in loans and investment securities, which offset reductions in loan yields.

The increase in non-interest income for the third quarter of 2016 compared to the third quarter of 2015 was primarily the result of $178,000 in additional gains on the sale of investments, a $150,000 gain from the sale of the VISA credit card portfolio to a third party, a $56,000 increase in fiduciary fees, and reductions of $161,000 in losses on foreclosed real estate.

Non-interest expense totaled $3.6 million for the third quarters of both 2016 and 2015. These results included an increase of $21,000 in bank franchise taxes, due to additional bank capital, and a $25,000 increase in FDIC assessments, due to an increased assessment base. These increases were offset by a decrease of $78,000 in salaries and benefits.

YEAR-TO-DATE NET INCOME

  Net interest income increased by 8.8%, or $858,000, to $10.6 million, for the first nine months of 2016 compared to the same period of 2015.
  Provision for loan losses increased by 15.0%, or $53 thousand, to $407,000, for the first nine months of 2016 compared to the same period of 2015.
  Noninterest income increased by 27.4%, or $705 thousand, to $3.3 million, for the first nine months of 2016 compared to the same period of 2015.
  Noninterest expense increased 0.3%, or $35 thousand, to $10.9 million, for the first nine months of 2016 compared to the same period of 2015.

The increase in net interest income for the first nine months of 2016 compared to the first nine months of 2015 was driven by an increase in interest income of $1.4 million while interest expense increased by $503,000. The improvement in interest income was driven primarily by growth in loan balances and investment securities, which partially offset the reduced yields on loans. The increase in interest expense was due primarily to growth of money market deposit accounts and the subordinated debt issued in May 2015.

The increase in non-interest income for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 was primarily the result of a $286,000 increase in gains on the sale of investments, a $150,000 gain from the sale of the VISA loan portfolio to a third party, a $107,000 increase in fiduciary fees, decreased losses on foreclosed real estate of $153,000, and a $56,000 increase in fees from sales of loans to FNMA.

The increase in non-interest expense for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 was driven mainly by an increase of $80,000 in FDIC assessments, due to a higher assessment base, which was offset by various expense reductions.

NET INTEREST MARGIN

  Net interest margin increased to 3.40% this quarter compared to 3.37% on a linked-quarter basis and 3.30% for the third quarter of 2015, as low market rates continue to affect loan yields.
  Yield on earning assets increased to 4.22% this quarter compared to 4.21% on a linked-quarter basis and 4.16% for the third quarter of 2015, due to increases in loan fees.
  Cost of funds declined to 0.83% this quarter compared to 0.86% on a linked-quarter basis and 0.89% for the third quarter of 2015, due to reductions in money market and time deposit rates.

ASSET QUALITY

  As a percentage of tier 1 capital plus the allowance for loan losses, total classified assets decreased to 27.3% as of September 30, 2016, compared to 29.3% for the prior quarter-end and 20.2% as of September 30, 2015.
  Total classified assets decreased by $576 thousand on a linked-quarter basis, to $12.1 million, and increased by $3.5 million compared to September 30, 2015.
  Nonperforming assets decreased by $204,000 on a linked-quarter basis, to $7.8 million, and increased by $1.6 million compared to September 30, 2015.
  As a percentage of total assets, nonperforming assets were 1.67% as of September 30, 2016, compared to 1.71% on a linked-quarter basis and to 1.44% as of September 30, 2015.
  Annualized net loan charge-offs as a percent of average loans were 0.03% during the third quarter, compared to 0.85% during the prior quarter and 0.18% during the third quarter of 2015.
  Allowance for loan losses increased to 1.02% of total loans, up from 1.01% in the prior quarter and 1.01% at September 30, 2015.
  Coverage of loan loss reserves to non-performing loans was 74.3% as of September 30, 2016, compared to 66.1% at the prior quarter end and 88.0% at September 30, 2015.

Non-performing asset levels remain comparable to peer banks. During the first nine months of 2016, non-performing assets, excluding troubled debt restructures (TDRs), decreased by $514,000 to $7.8 million, or 1.7% of total assets. Classified assets increased by $1.1 million during the same period to $12.1 million, or 27.3% of tier 1 capital plus the allowance for loan losses. Net loan charge-offs totaled $862,000 during the nine months, or 0.32% of total loans, annualized, compared to 0.08% during the first nine months of 2015. This increase was primarily related to charging off loans to a borrower who perpetrated fraud against the Bank, and who has subsequently been sentenced to 18 months in federal prison. The fraudulent loan activity was disclosed earlier this year and the charge-offs were taken against a specific reserve that was established in the fourth quarter of 2015.

BALANCE SHEET AND CAPITAL

  Tangible common equity as a percent of tangible assets increased to 8.61% from 8.45% on a linked-quarter basis, and was 8.94% at September 30, 2015.
  Tier 1 leverage ratio decreased to 8.60% this quarter compared to 8.74% last quarter and 9.16% at September 30, 2015.

During the first nine months of 2016, total assets increased by $12.0 million, or 2.6%, to $468.3 million. This was due to an increase of $21.5 million in the loan portfolio partially offset by a decrease of $9.0 million of interest-bearing deposits held at other banks. On the liability side of the balance sheet, for the same time frame, deposits increased by $18.1 million, or 5.0%. Of the growth in total deposits, non-interest bearing deposits grew by $8.8 million and savings and interest-bearing demand deposits increased $8.8 million. Increases in deposits allowed for reductions in FHLB borrowings, which decreased by $15.0 million.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.
Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data
Quarters ended:	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 468,274	$ 468,339	$ 447,837	$ 456,296	$ 429,966
Loans receivable	368,563	351,302	349,742	347,546	332,605
Deposits	377,975	379,029	356,613	359,858	339,384
Loans to deposits	97.5%	92.7%	98.1%	96.6%	98.0%

CAPITAL
Common equity	$ 41,948	$ 41,212	$ 40,440	$ 39,569	$ 40,058
Regulatory capital	51,069	50,017	49,983	49,559	49,246
Total common equity to assets	8.96%	8.80%	9.03%	8.67%	9.32%
Tangible common equity to tangible assets (non-GAAP)*	8.61%	8.45%	8.67%	8.32%	8.94%
Tier 1 Leverage Ratio	8.60%	8.74%	8.80%	8.84%	9.16%

PROFITABILITY MEASURES
Interest Income	$ 4,555	$ 4,392	$ 4,354	$ 4,313	$ 4,080
Interest Expense	889	881	890	877	853
Net Interest Income	$ 3,666	$ 3,511	$ 3,464	$ 3,436	$ 3,227
Provision for (recovery of) Loan Losses	259	183	(35)	1,243	84
Net Interest Income after Provision/Recovery	$ 3,407	$ 3,328	$ 3,499	$ 2,193	$ 3,143
Noninterest Income	1,338	1,084	858	784	773
Noninterest Expense	3,565	3,636	3,680	3,956	3,585
Income (Loss) before Taxes	$ 1,180	$ 776	$ 677	$ (979)	$ 331
Income Taxes	326	190	153	(389)	50
Net Income/(Loss)	$ 854	$ 586	$ 524	$ (590)	$ 281
Return on Average Assets	0.72%	0.51%	0.47%	-0.54%	0.26%
Return on Average Equity	8.22%	5.74%	5.24%	-5.93%	2.82%
Net interest margin	3.40%	3.37%	3.35%	3.44%	3.30%
Yield on earning assets	4.22%	4.21%	4.20%	4.29%	4.16%
Cost of funds	0.83%	0.86%	0.88%	0.88%	0.89%

PER SHARE DATA
Basic Earnings (Loss) per share (EPS)	$0.18	$0.12	$0.11	($0.12)	$0.06
Average basic shares outstanding	4,774,856	4,774,856	4,774,856	4,774,856	4,780,649
Diluted Earnings (Loss) per share (EPS)	$0.18	$0.12	$0.11	($0.12)	$0.06
Diluted average shares outstanding	4,797,521	4,794,783	4,791,139	4,774,856	4,796,008
Book value per share	$8.79	$8.63	$8.47	$8.29	$8.39
Tangible book value per share (non-GAAP)*	$8.40	$8.24	$8.08	$7.90	$8.00
Period-end shares outstanding	4,774,856	4,774,856	4,774,856	4,774,856	4,774,856

ASSET QUALITY
Classified assets	$ 12,090	$ 12,666	$ 13,109	$ 11,041	$ 8,566
Classified assets to Tier 1 capital + ALL	27.34%	29.34%	30.39%	25.80%	20.20%
Non-performing assets (excluding TDR's)	$ 7,800	$ 8,004	$ 7,605	$ 8,314	$ 6,177
Non-performing assets to total assets	1.67%	1.71%	1.70%	1.82%	1.44%
Net charge-offs	$ 38	$ 743	$ 81	$ 394	$ 149
Net charge-offs to average loans	0.03%	0.85%	0.02%	0.46%	0.18%
Loan loss reserves to non-performing loans	74.29%	66.14%	84.77%	65.53%	88.00%
Loan Loss Reserve to Loans	1.02%	1.01%	1.17%	1.22%	1.01%

* Tangible equity and tangible assets are net of goodwill.

CONTACT: For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com